Exhibit 99.1

FOR IMMEDIATE RELEASE


                                        For further information contact:
                                        Donald A. Williams, President & CEO
                                        Michael J. Janosco Jr., CFO
                                        413-568-1911

Westfield Financial, Inc. Reports Earnings Results for the Quarter Ended September 30, 2003

Westfield, Massachusetts, October 29, 2003: (AMEX:WFD) Westfield Financial, Inc. (the "Company"), the holding company for Westfield Bank (the "Bank"), reported net income of $1.1 million or $0.10 per diluted share for the quarter ended September 30, 2003, compared to net income of $1.3 million or $0.12 per diluted share for the same period in 2002.

Net interest and dividend income for the three months ended September 30, 2003 was $5.1 million compared with $6.1 million for the quarter ended September 30, 2002. For the quarter ended September 30, 2003, net interest and dividend income was negatively affected by the Company's decision to purchase Bank Owned Life Insurance (BOLI) in January 2003, the income from which is included in noninterest income. In addition, the Company's transition to its current residential real estate loan program with a third party mortgage company and high levels of refinancing activity resulted in lower interest and dividend income. Interest expense for the three months ended September 30, 2003 decreased $1.3 million to $3.3 million from $4.6 million for the same period in 2002. Net interest margin for the quarters ended September 30, 2003 and 2002 was 2.64% and 3.11%, respectively.

The provision for loan losses for the three months ended September 30, 2003 and 2002 was $150,000 and $234,000, respectively.

Net gains from sales of securities for the three months ended September 30, 2003 were $70,000 as compared to net losses from sales and writedowns of securities of $139,000 for the quarter ended 2002. Included in the net losses from sales and writedowns of securities for the 2002 quarter was a $414,000 writedown of certain equity securities whose impairment was determined to be other than temporary.

Other noninterest income for the three months ended September 30, 2003 was $710,000 as compared to $417,000 for the same period in 2002. The increase was the result of income on Bank Owned Life Insurance of $214,000 for the quarter ended September 30, 2003 as compared to $0 for the quarter ended September 30, 2002 and fees received of $111,000 for the quarter ended September 30, 2003 from the Bank's current residential real estate loan program with a third party mortgage company as compared to $28,000 for the same period in 2002.

Noninterest expense for the three months ended September 30, 2003 was $4.3 million compared with $4.2 million for the same period in 2002. This change was the result of an increase in salaries and benefits expense of $214,000 which was primarily the result of an increase in salaries expense of $43,000 as a result of normal salary increases and an increase in stock based benefit plan expense of $139,000. These increases were partially offset by a decrease in advertising expense of $44,000 and a decrease in charitable contribution expense of $42,000.

Total assets increased $3.2 million to $816.2 million at September 30, 2003 from $813.0 million at December 31, 2002. As discussed above, Bank Owned Life Insurance amounted to $16.2 million on September 30, 2003. Securities decreased $6.3 million, or 1.7%, to $369.3 million at September 30, 2003 from $375.6 million at December 31, 2002. Federal funds sold decreased from $37.2 million at December 31, 2002 to $7.6 million at September 30, 2003. Net loans during this period decreased by $11.5 million, or 3.2%, to $345.7 million at September 30, 2003, from $357.2 million at December 31, 2002. Residential real estate loans decreased $41.2 million to $116.6 million at September 30, 2003. This decrease is primarily the result of our current residential real estate loan program with a third party mortgage company. Indirect auto loans decreased $14.2 million to $19.6 million at September 30, 2003 from $33.8 million at December 31, 2002. Commercial real estate loans increased $27.8 million to $128.7 million at September 30, 2003 from $100.9 million at December 31, 2002. Commercial non real estate loans increased $16.8 million to $78.3 million at September 30, 2003 from $61.5 million at December 31, 2002.

Total deposits were $653.2 million at September 30, 2003 and $656.1 million at December 31, 2002. Customer repurchase agreements increased $5.4 million to $14.1 million at September 30, 2003 from $8.7 million at December 31, 2002. Federal Home Loan Bank borrowings totaled $20.0 million at September 30, 2003 and $15.0 million at December 31, 2002.

Stockholders' equity at September 30, 2003 and December 31, 2002 was $124.2 million and $126.7 million, respectively, which represented 15.2% and 15.6% of total assets. The change is primarily comprised of net income of $2.2 million for the nine months ended September 30, 2003, a decrease in net unrealized gains on securities available for sale of $620,000, net of income taxes, the recording of the purchase of 128,700 shares of common stock for the Company's stock benefit plans for $2.0 million, the purchase of 59,700 shares of treasury stock for $1.1 million and the declaration by the Board of Directors of a $0.05 per share cash dividend on January 28, 2003, April 22, 2003, and July 22, 2003 amounting to $1.6 million.

Mr. Donald A. Williams, President and Chief Executive Officer of the Company stated, "The Board of Directors declared a $0.05 cash dividend on October 28, 2003 to all shareholders of record on November 7, 2003 payable on November 21, 2003".

The Bank is headquartered in Westfield, Massachusetts and operates through 10 banking offices in Agawam, East Longmeadow, Holyoke, Southwick, Springfield, West Springfield and Westfield, Massachusetts. The Bank's deposits are insured by the Federal Deposit Insurance Corporation and the Depositors Insurance Fund.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements contained in this news release, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company and the Bank do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

                 WESTFIELD FINANCIAL, INC. and SUBSIDIARIES
             Selected Consolidated Balance Sheet and Other Data
                   ($ in thousands, except per share data)
                                 (Unaudited)


                                                            September 30,    December 31,
                                                                 2003            2002
                                                            -------------    ------------

Total assets                                                  $816,177        $812,980
Securities held to maturity                                    242,724         205,299
Securities available for sale                                  126,600         170,310

Loans                                                          350,172         361,480
Allowance for loan losses                                       (4,467)         (4,325)
                                                              --------        --------
Net loans                                                      345,705         357,155

Total deposits                                                 653,151         656,065

Stockholders' equity                                           124,247         126,699

Book value per share                                             12.45           12.25

Other Data:

Nonperforming loans                                           $  1,939        $  2,383

Nonperforming loans as a percentage of total assets               0.24%           0.29%

Nonperforming loans as a percentage of total loans                0.55%           0.66%

Allowance for loan losses as a percentage
 of nonperforming loans                                            230%            181%


Allowance for loan losses as a percentage of total loans          1.28%           1.20%

                 WESTFIELD FINANCIAL, INC. and SUBSIDIARIES
        Selected Consolidated Statement of Operations and Other Data
                   ($ in thousands, except per share data)
                                 (Unaudited)



                                          Three Months Ended            Nine Months Ended
                                            September 30,                 September 30,
                                         2003           2002           2003           2002
                                         ----           ----           ----           ----

Interest and dividend income          $    8,393     $   10,745     $   27,058     $   32,817
Interest expense                           3,320          4,637         10,853         14,460
                                      ----------     ----------     ----------     ----------

Interest and dividend income               5,073          6,108         16,205         18,357
Provision for loan losses                    150            234            500            734
                                      ----------     ----------     ----------     ----------

Net interest and dividend income
 after provision for loan losses           4,923          5,874         15,705         17,623
Net gains (losses) on sales of
 securities available for sale                70           (139)           183           (896)
Other noninterest income                     710            417          1,974          1,179
Other noninterest expense                  4,315          4,220         13,422         12,765
                                      ----------     ----------     ----------     ----------

Income before income taxes                 1,388          1,932          4,440          5,141
Income taxes                                 337            661          2,262          1,755
                                      ----------     ----------     ----------     ----------
Net income                            $    1,051     $    1,271     $    2,178     $    3,386
                                      ==========     ==========     ==========     ==========

Basic earnings per share              $     0.11     $     0.12     $     0.22     $     0.33

Average shares outstanding            10,008,874     10,298,797     10,050,423     10,403,483

Diluted earning per share             $     0.10     $     0.12     $     0.21     $     0.33

Diluted average shares outstanding    10,199,074     10,298,797     10,187,177     10,403,483

Other Data:

Return on Average Assets (1)                0.51%          0.63%          0.36%          0.57%

Return on Average Equity (1)                3.35%          3.96%          2.35%          3.51%

Net Interest Margin                         2.64%          3.11%          2.84%          3.18%

<F1>  Three and nine month results have been annualized.